UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

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Cephalon, Inc.
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Cephalon Files Definitive Consent Revocation Statement,
Commences Mailing to Shareholders

•	Recommends Shareholders Reject Valeant's Consent Solicitation to Remove Cephalon's Board of Directors by Returning a WHITE Consent Revocation Card

FRAZER, Pa., April 21, 2011 /PRNewswire/ -- Cephalon, Inc. (NASDAQ: CEPH) today announced that it has filed a definitive Consent Revocation Statement with the Securities and Exchange Commission (SEC) urging shareholders to reject Valeant Pharmaceuticals International Inc.'s proposals to remove Cephalon's entire Board of Directors and replace them with nominees hand-picked by Valeant. Cephalon also mailed copies of the Statement to shareholders of record together with a WHITE consent revocation card and a letter to shareholders from the Cephalon Board of Directors, a copy of which follows this press release.

The Cephalon Board of Directors recommends that Cephalon shareholders reject Valeant's proposals and not deliver any gold consent solicitation cards to Valeant.

Valeant has set a date of May 12th for delivery of consents in connection with the consent solicitation. Cephalon's Board of Directors notes to Cephalon shareholders that they have no obligation to respond to this deadline.

Valeant has no duty to act in the best interests of Cephalon's shareholders, but rather for Valeant shareholders and their interests - such as buying Cephalon at the lowest possible price. Valeant has said that its nominees will facilitate its non-binding proposal - the same proposal that the Cephalon Board has determined is inadequate and not in the best interests of Cephalon shareholders.

Cephalon's Board, which is predominantly composed of independent and disinterested directors, has a strong track record of acting in shareholders' best interests. The current Board is best positioned to consider Valeant's non-binding proposal, is presently undertaking a review of all of Cephalon's alternatives and options and is focused on maximizing value for all Cephalon shareholders.

Deutsche Bank Securities Inc. and BofA Merrill Lynch are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as Cephalon's legal counsel.

Additional information for Cephalon shareholders is available at http://www.cephaloninvestors.com/.

April 20, 2011

Dear Cephalon Shareholder:

MAXIMIZE THE VALUE OF YOUR SHARES BY SUPPORTING YOUR BOARD OF DIRECTORS

On April 5, 2011, Cephalon, Inc.'s Board of Directors rejected Valeant Pharmaceuticals International, Inc.'s unsolicited non-binding proposal to purchase Cephalon for $73 per share, concluding that the non-binding proposal is inadequate and not in the best interests of Cephalon shareholders. Valeant is now attempting to replace all of your current Board with a slate of Valeant's hand-picked nominees, three of whom are recent Valeant directors. Not surprisingly, Valeant has stated that its nominees will facilitate its proposal - the same non-binding proposal that your Board determined is inadequate.

Your Board believes that the purpose of Valeant's consent solicitation and its May 12, 2011 consent deadline is to pressure your Board and Cephalon shareholders into quickly accepting Valeant's proposal without affording your Board any reasonable opportunity to develop and evaluate options and alternatives for maximizing the value of your shares. The story here is simple:

* Valeant's $73 per share non-binding proposal is inadequate and not in your best interests

* Valeant has said that the indicative price of its non-binding proposal might be raised by some "modest" amount or perhaps lowered based on a due diligence review

* Valeant has no duty to act in your best interests - it has carefully hand-picked nominees who are expected to sell Cephalon to Valeant at a low price of $73 per share

* Valeant's hand-picked nominees appear to have serious conflicts of interest

* Valeant's imposition of a May 12th consent deadline underscores the conclusion that Valeant is trying to rush Cephalon shareholders into a decision that may not be in your best interests

* This is all about value for Cephalon shareholders - your current Board is best positioned to consider the Valeant non-binding proposal, is presently undertaking a review of all of Cephalon's alternatives and options and is focused on maximizing value for all Cephalon shareholders

Protect the value of your investment. Do not consent to Valeant's attempt to put its hand-picked slate on your Board. Maximize the value of your shares by supporting your current Board of Directors - please sign, date and mail the enclosed WHITE Consent Revocation Card immediately.

VALEANT'S $73 PER SHARE PROPOSAL IS INADEQUATE AND NOT IN YOUR BEST INTERESTS

The Board has determined that Valeant's proposed price significantly undervalues the Company, including the greater value the Board believes is achievable from the Company's strategic plan, especially the value of the Company's diversified portfolio of marketed and pipeline products in the therapeutic areas of CNS, pain, oncology, immunology and regenerative medicine.

By Valeant's own admission, its analysis of Cephalon's value is based on a worst-case scenario for Cephalon, which the Board believes is an inappropriate methodology. Even with this approach, Valeant's chief executive officer confidently noted during an investor conference call on March 30, 2011 that Valeant's proposal minimizes downside value risk for Valeant and its shareholders even if all of Valeant's worst-case scenario assumptions for Cephalon's business are realized.

You should be aware that:

* The 30-day average Cephalon share price of $56.74 on which Valeant based its non-binding proposal is near the stock's 52-week low and Valeant's non-binding proposal represents virtually no premium to Cephalon's 52-week high.

* Additionally, Valeant's stated 24% premium to Cephalon's closing price as of March 29, 2011 is significantly below the 59% 30-day and 48% 1-day median acquisition premium for U.S. life-science acquisitions since 2006. Valeant's 0.4% premium to Cephalon's 52-week high between March 29, 2010 and March 29, 2011 of $72.87, is also far below the median 20% premium to 52-week highs of U.S. life-science acquisitions since 2006.(1)

As a Bloomberg article recently noted, "The $73 a share bid valued the transaction at $5.46 billion including net debt, data compiled by Bloomberg show. At that price, the deal is 5.3 times Cephalon's trailing EBITDA of $1.04 billion last year, the data show. That's 65 percent lower than the median 15.1 times for all drug takeovers over $1 billion."(2)

Cephalon has created a broad pipeline, with 10 late-stage product candidates targeted at novel and "best-in-class" therapeutics.(3) Your Board and management team have a proven history of developing late-stage compounds such as PROVIGIL, NUVIGIL, FENTORA and TREANDA, among others. Your Board believes these programs represent significant value that is not reflected in Valeant's $73 per share proposal, but which Valeant would seek to capture for itself either on its own or through transactions with third parties.

As Valeant's CEO has publicly stated, Valeant is estimating synergies of $300 million in the proposed transaction with Cephalon. In Valeant's 2010 merger with Biovail, Valeant initially announced $175 million of synergies but ultimately identified synergies in excess of $300 million, or almost double its estimate. If this pattern holds true, Valeant's synergies in a Cephalon transaction could greatly exceed Valeant's predictions. These incremental synergies are indicative of the value that Valeant would like to keep fully for its shareholders by paying an inadequate price to Cephalon shareholders.

Valeant is also imposing a short deadline of May 12th which is in advance of the timeline provided by Delaware law, reinforcing our view that Valeant's self-serving agenda is to prevent shareholders from having time to maximize value for their shares.

All these observations drive to one simple conclusion - Valeant's non-binding proposal is nothing but an opportunistic attempt by Valeant to shift the value of Cephalon's products and pipeline to Valeant and its shareholders at the expense of Cephalon shareholders.

(1)  Life science acquisitions since 2006 of greater than $500 million with greater than 50% cash consideration.
(2)  Valeant Offer for Cephalon Still Lowest Drug Deal With 15% Boost: Real M&A, Bloomberg, March 31, 2011.
(3)  Includes one product that has completed Phase 3 development,four in Phase 3 development, three that have completed Phase 2 development and two in Phase 2b development.

VALEANT HAS NO DUTY TO ACT IN YOUR BEST INTERESTS -- VALEANT'S NOMINEES WERE HAND-PICKED TO SELL CEPHALON TO VALEANT

Valeant has no duty whatsoever to act in your best interests or to provide you with full and fair value for your shares. Valeant acts for its shareholders and their interests - such as buying Cephalon at the lowest possible price and by picking board nominees who will facilitate such a sale at the lowest price possible.

Although Valeant has described its slate of nominees as "independent" and subject to fiduciary duties if elected, Cephalon's Board of Directors believes that Valeant's nominees have been selected by Valeant simply to facilitate the acquisition of Cephalon by Valeant on terms that are as favorable to Valeant and its shareholders as possible. In fact, Valeant has stated its expectation that its nominees, if elected, will facilitate its $73 per share non-binding proposal.

Valeant has not indicated whether its nominees intend to seek and consider superior alternatives to Valeant's proposal -- you should seriously question whether Valeant's nominees have any such intent or motivation and whether they would vigorously negotiate with Valeant on behalf of Cephalon shareholders.

Even if Valeant's nominees were elected to the Board, Valeant may choose not to complete its non-binding proposal - at $73 per share or any other price. Valeant has also noted that, if it is permitted to do due diligence, it could lower its price if it discovers "negative information" that impacts the Company. If Valeant does walk away, there is no certainty that Valeant's nominees have the desire or ability to manage Cephalon in a manner that will maximize value for Cephalon shareholders.

VALEANT'S NOMINEES MAY HAVE SERIOUS CONFLICTS OF INTEREST

Three of the eight Valeant nominees served on Valeant's Board of Directors prior to its September 2010 merger with Biovail Corporation.

* At the time of the Valeant / Biovail merger, each of Messrs. Koppes, Kugelman and Lonner owned securities that were converted into shares of Valeant - it is unclear whether Messrs. Koppes, Kugelman and Lonner stand to benefit from a Valeant / Cephalon transaction through holding significant financial stakes in Valeant.

* Valeant also agreed to indemnify each of Messrs. Koppes, Kugelman and Lonner for actions arising prior to the Valeant / Biovail merger.

* You should consider whether you believe it is in your best interests to have a substantial percentage of the Cephalon Board being comprised of directors who, only 6 months ago, were directors of Valeant.

* You should also consider whether you believe it is in your best interests to have a Cephalon Board that includes directors who undoubtedly have a strong relationship with the current Valeant management and Board of Directors.

Valeant also recently announced that one of its subsidiaries is in pending negotiations with Meda AB, of which Mr. Lonner is chief executive officer, regarding the definitive terms of a license to Valeant for one of Meda's products.

In addition, certain other of Valeant's nominees have worked with Valeant's directors in other contexts - including Mr. Costa's service on the OSI Pharmaceuticals, Inc. board with Valeant directors Robert Ingram and Kate Stevenson, and Mr. Costa's, fellow nominee John McArthur's and Mr. Ingram's concurrent service in various management and board roles at Glaxo.

Valeant has not fully addressed the potential financial and personal conflicts of interest that its nominees may have when considering a transaction with Valeant. Cephalon shareholders have been given no assurances that Valeant's nominees will be free from conflict, or whether those nominees would be able to fully discharge their duties as directors in light of any such conflict.

THIS IS ALL ABOUT VALUE FOR CEPHALON SHAREHOLDERS -- YOUR CURRENT BOARD IS BEST POSITIONED TO CONSIDER THE VALEANT NON-BINDING PROPOSAL AND TO MAXIMIZE VALUE FOR ALL CEPHALON SHAREHOLDERS

Cephalon's current Board of Directors, which is predominantly composed of independent and disinterested directors, and which has an independent Chairman, has a strong track record of acting in shareholders' best interests, including by successfully identifying, developing and commercializing strategic opportunities.

Your current Board of Directors is intimately familiar with Cephalon's business, its day-to-day operations and its products and pipeline, and is in the best position to continue to review, develop and adapt the Company's plan to maximize value for all Cephalon shareholders.

Your current Board of Directors is presently undertaking a review of all of the Company's alternatives and options - and is focused on maximizing Cephalon shareholder value.

Your current Board of Directors, without any connection to or interest in Valeant, is best positioned to act in your best interests when considering Valeant's non-binding proposal.

REVOKE YOUR CONSENT ON THE WHITE CARD TODAY - DO NOT CONSENT TO VALEANT'S PROPOSALS!

You can reject Valeant's efforts to take control of Cephalon by taking the following steps:

1. Do not sign Valeant's gold consent card;

2. If you have signed Valeant's gold consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately; and

3. Even if you have not signed Valeant's gold consent card, you can show your support for your Board by signing, dating and mailing the enclosed WHITE Consent Revocation Card.

Regardless of the number of shares of Cephalon common stock that you own, it is important that you sign, date and mail the enclosed WHITE Consent Revocation Card to Cephalon TODAY.

Thank you for your support.

Sincerely yours,

THE BOARD OF DIRECTORS OF CEPHALON, INC.

Your Consent Revocation Is Important, No Matter How Many Shares You Own.

If you have questions about how to revoke your consent on the WHITE consent revocation card, or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

INNISFREE M&A INCORPORATED
TOLL-FREE: (877) 800-5186
Banks and Brokers call collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any gold consent card sent to you by Valeant

Additional Information:

Cephalon, Inc. (the "Company"), its directors and certain of its officers and employees may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by Valeant Pharmaceuticals International, Inc. ("Valeant") to replace the Company's current Board of Directors with nominees of Valeant.

The Company has filed its definitive Consent Revocation Statement with the SEC and has mailed the definitive Consent Revocation Statement and WHITE consent revocation card to each stockholder entitled to deliver a written consent in connection with the consent solicitation.

WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO), THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT REGARDING ANY TENDER OFFER THAT MAY BE COMMENCED BY VALEANT, AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement, the solicitation/recommendation statement and any other documents filed by the Company with the SEC in connection with the consent solicitation or any tender offer at the SEC's website at http://www.sec.gov, at the Company's website at http://www.cephaloninvestors.com, or by contacting Innisfree M&A Incorporated at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world's fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world.

In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/.

Media:

Cephalon Contacts:
Fritz Bittenbender
O: 1 610 883 5855
C: 1 610 457 7041
fbittenb@cephalon.com

Natalie de Vane
O: 1 610 727 6536
C: 1 610 999 8756
ndevane@cephalon.com

Steve Lipin / Jennifer Lowney
Brunswick Group
O: 1 212 333 3810

Investors:

Cephalon Contacts
Chip Merritt
O: 1 610 738 6376
cmerritt@cephalon.com

Joseph Marczely
O: 1 610 883 5894
jmarczely@cephalon.com

Alan Miller / Scott Winter
Innisfree M&A Incorporated
O: 1 212 750 5833

SOURCE Cephalon, Inc.